Exhibit 99.1

Contacts

Media	Analysts		Investors
Brian Bretsch 314.554.4135 bbretsch@ameren.com	Doug Fischer 314.554.4859 dfischer@ameren.com	Matt Thayer 314.554.3151 mthayer@ameren.com	Investor Services 800.255.2237 invest@ameren.com

For Immediate Release

Ameren Announces Third Quarter 2012 Results

2012 Earnings Guidance Range Narrowed

•	Third Quarter 2012 Core (Non-GAAP) EPS were $1.33

•	Third Quarter 2012 GAAP EPS were $1.54

•	2012 Core (Non-GAAP) EPS Guidance Range Narrowed to $2.35 to $2.45; GAAP Range Now $0.80 to $0.90

ST. LOUIS, Nov. 9, 2012 — Ameren Corporation (NYSE: AEE) today announced third quarter 2012 net income in accordance with generally accepted accounting principles (GAAP) of $374 million, or $1.54 per share, compared to third quarter 2011 GAAP net income of $285 million, or $1.18 per share. Excluding certain items discussed below, Ameren recorded third quarter 2012 core (non-GAAP) net income of $323 million, or $1.33 per share, compared to third quarter 2011 core (non-GAAP) net income of $381 million, or $1.57 per share.

The decrease in third quarter 2012 core (non-GAAP) earnings, compared to third quarter 2011 core (non-GAAP) earnings, reflected a decline in earnings of each of Ameren’s three business segments. Ameren Illinois’ earnings were negatively impacted by its Sept. 2012 rate order for electric delivery service and a change in the quarterly distribution of revenues and earnings resulting from formula ratemaking. In addition, Ameren Missouri core (non-GAAP) earnings declined due to lower electric sales and a higher effective income tax rate partially offset by the benefit of a 2011 electric rate adjustment. Third quarter 2012 temperatures, while warmer-than-normal, were similar to those experienced in the third quarter of 2011. Merchant generation segment core (non-GAAP) earnings also declined, compared to the third quarter of 2011, reflecting lower power prices and higher fuel costs.

“The third quarter was solid from an operations perspective with our system and people performing very well under extended severe weather conditions. Overall, earnings were in line with our expectations despite a challenging Illinois electric delivery rate order,” said Thomas R. Voss, chairman, president and

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CEO of Ameren Corporation. “Today, we have narrowed our 2012 core earnings guidance range to $2.35 to $2.45 per share from our prior range of $2.25 to $2.55 per share.”

For the nine months ended Sept. 30, 2012, Ameren recorded GAAP net income of $182 million, or 75 cents per share, compared to GAAP net income of $494 million, or $2.05 per share, for the nine months ended Sept. 30, 2011. Excluding certain items that are discussed below, Ameren recorded core (non-GAAP) net income of $553 million, or $2.28 per share, for the first nine months of 2012, compared to core (non-GAAP) net income of $585 million, or $2.42 per share, for the first nine months of 2011.

The decrease in core (non-GAAP) earnings for the first nine months of 2012, compared to core (non-GAAP) earnings for the first nine months of 2011, reflected declines in Ameren Illinois and merchant generation segment earnings offset by increased Ameren Missouri earnings. Ameren Illinois’ earnings were negatively impacted by a lower allowed return on equity (ROE), driven by lower Treasury bond yields under formula ratemaking for 2012, and by the utility’s Sept. 2012 rate order for electric delivery service. The impact of these negative factors on earnings was partially offset by a 2012 Illinois gas rate adjustment. Merchant generation segment core (non-GAAP) earnings declined reflecting lower power prices and higher fuel costs. The increase in Ameren Missouri earnings reflected a 2011 electric rate adjustment, a favorable Federal Energy Regulatory Commission order related to a disputed power purchase agreement that expired in 2009, the absence in 2012 of a 2011 charge to earnings related to the fuel adjustment clause, and lower operations and maintenance expenses reflecting disciplined cost management and reduced storm-related costs.

The following items were excluded from third quarter and nine-month 2012 and 2011 core (non-GAAP) earnings, as applicable:

•

Asset impairment and other charges which decreased net income by $377 million in the first nine months of 2012, $76 million in the third quarter of 2011 and $77 million in the first nine months of 2011. The 2012 charge was a noncash asset impairment of the merchant generation segment’s Duck Creek Energy Center. The 2011 charges were the result of the Missouri Public Service Commission’s disallowance of costs of enhancements related to the rebuilding of the Taum Sauk Energy Center and the decision to cease operations at the merchant generation segment’s Meredosia and Hutsonville energy centers.

•

A noncash change in income tax benefit, related to the 2012 asset impairment discussed above, resulting from the requirement to recognize interim period income tax expense using the annual estimated effective rate. This item increased net income by $43 million in the third quarter of 2012

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but did not impact net income for the first nine months of 2012 and is not expected to impact full-year 2012 net income.

•

The net effect of unrealized mark-to-market activity, which increased net income by $8 million and $6 million in the third quarter and first nine months of 2012, respectively, and decreased net income by $20 million and $14 million in the third quarter and first nine months of 2011, respectively.

A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	Third Quarter		Nine Months
	2012	2011	2012	2011
GAAP earnings per share	$1.54	$1.18	$0.75	$2.05
Asset impairment and other charges	—	0.32	1.55	0.32
Increase in tax benefit related to asset impairment and annual estimated effective income tax rate	(0.18)	—	—	—
Net unrealized mark-to-market activity, (gain) loss	(0.03)	0.07	(0.02)	0.05
Core (non-GAAP) earnings per share	$1.33	$1.57	$2.28	$2.42

2012 Earnings Guidance

Ameren narrowed its guidance for 2012 core (non-GAAP) earnings to a range of $2.35 to $2.45 per share, compared to the prior range of $2.25 to $2.55 per share. Core (non-GAAP) earnings guidance excludes the Duck Creek asset impairment charge of $1.55 per share discussed above. GAAP 2012 earnings are now expected to be in the range of $0.80 to $0.90 per share, compared to the prior range of $0.70 to $1.00 per share. Any net unrealized mark-to-market gains or losses will impact GAAP and core (non-GAAP) earnings but are excluded from earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses.

Ameren expects its businesses to provide the following contributions to 2012 core (non-GAAP) earnings per share:

Regulated Utilities Earnings Guidance Midpoint	$2.30
Merchant Generation Earnings Guidance Midpoint	$0.10
2012 Core (Non-GAAP) Earnings Guidance Range	$2.35 - $2.45

NEWS RELEASE

Ameren’s earnings guidance for 2012 assumes normal temperatures for the fourth quarter of the year. In addition, Ameren’s future results are subject to the effects of, among other things, regulatory decisions and legislative actions; energy center operations; energy, economic, and capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Segment Results

Ameren Missouri segment GAAP earnings were $236 million for the third quarter of 2012, compared to $190 million for the third quarter of 2011. Third quarter 2012 core (non-GAAP) earnings were $235 million, compared to third quarter 2011 core (non-GAAP) earnings of $248 million. The decrease in core (non-GAAP) earnings reflected lower electric sales and a higher effective income tax rate partially offset by the benefits of a 2011 electric rate adjustment. Third quarter 2012 temperatures, while warmer-than-normal, were similar to those experienced in the third quarter of 2011. The GAAP earnings comparison was affected by the factors mentioned above as well as a $55 million charge in the third quarter of 2011 related to the previously-mentioned Taum Sauk disallowance and a $1 million gain in the third quarter of 2012 as opposed to a $3 million loss in the third quarter of 2011 from net unrealized mark-to-market activity.

Ameren Illinois Segment Results

Ameren Illinois segment third quarter 2012 GAAP earnings were $71 million, compared to third quarter 2011 GAAP earnings of $98 million. Third quarter 2012 core (non-GAAP) earnings were $70 million, compared to third quarter 2011 core (non-GAAP) earnings of $99 million. This decline in earnings reflected the utility’s Sept. 2012 rate order for electric delivery service and a change in the quarterly distribution of revenues and earnings resulting from formula ratemaking. The GAAP earnings comparison was affected by the factors mentioned above as well as a $1 million gain in the third quarter of 2012 as opposed to a $1 million loss in the third quarter of 2011 from net unrealized mark-to-market activity.

Merchant Generation Segment Results

Merchant generation segment third quarter 2012 GAAP earnings were $20 million, compared to a third quarter 2011 GAAP loss of $9 million. Third quarter 2012 core (non-GAAP) earnings were $22 million, compared to third quarter 2011 core (non-GAAP) earnings of $24 million. The decrease in core earnings reflected the impact on margins of lower power prices and higher fuel costs partially offset by lower depreciation and operations and maintenance expenses. The GAAP earnings comparison was affected by

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the factors mentioned above as well as a third quarter 2012 noncash $4 million reduction in the income tax benefit related to the first quarter 2012 Duck Creek Energy Center asset impairment charge. This reduction in income tax benefit resulted from the requirement to recognize interim period income tax expense using the annual estimated effective rate. GAAP earnings also included asset impairment and other charges of $21 million in the third quarter of 2011 related to the decision to cease operations at the Meredosia and Hutsonville energy centers as well as a $2 million gain in the third quarter of 2012 as opposed to a $12 million loss in the third quarter of 2011 from net unrealized mark-to-market activity.

Ameren Other

In addition to the factors noted in the above segment discussions, third quarter 2012 GAAP earnings for Ameren were increased by a third quarter 2012 noncash income tax benefit of $47 million related to the first quarter 2012 Duck Creek Energy Center asset impairment charge. This income tax benefit resulted from the requirement to recognize interim period income tax expense using the annual estimated effective rate. This item is not expected to impact full-year 2012 earnings.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Friday, Nov. 9, to discuss third quarter 2012 earnings and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at Ameren.com by clicking on “Q3 2012 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. This presentation will be posted in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time from Nov. 9 through Nov. 16, by dialing U.S. 877.660.6853 or international 201.612.7415, and entering ID number 402074.

About Ameren

St. Louis-based Ameren Corporation owns a diverse mix of electric energy centers strategically located in our Midwest market, with a generating capacity of 15,900 megawatts. Through our Missouri and Illinois subsidiaries, we serve 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area. Our mission is to meet our customers’ energy needs in a safe, reliable, efficient and environmentally-responsible manner. For more information, visit Ameren.com.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance exclude one or more of the following: asset impairment and other charges including the Taum Sauk regulatory disallowance, changes in the income tax benefit recognized in conjunction with asset impairment and other charges and the annual estimated effective income tax rate, and net unrealized mark-to-market gains or losses. Ameren uses core (non-

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GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes that core (non-GAAP) earnings allow the company to more accurately compare its ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP as a result of our treatment of certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended December 31, 2011, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of Ameren Missouri’s and Ameren Illinois’ electric rate cases filed in 2012; Ameren Missouri’s fuel adjustment clause prudence review and the related request for an accounting authority order; Ameren Illinois’ request for rehearing of a July 2012 Federal Energy Regulatory Commission order regarding the inclusion of acquisition premiums in Ameren Illinois’ transmission rates; and future regulatory, judicial, or legislative actions that seek to change regulatory recovery mechanisms, such as the Illinois Energy Infrastructure Modernization Act (IEIMA), which provides for formula ratemaking in Illinois;

•

the effect of Ameren Illinois participating in a new performance-based formula ratemaking process under the IEIMA, the related financial commitments required by the IEIMA and the resulting uncertain impact on the financial condition, results of operations and liquidity of Ameren Illinois;

•

impairments of long-lived assets, intangible assets, or goodwill, including the merchant generation segment and Ameren Energy Generating Company energy centers, which had carrying values that exceeded their estimated fair values by an amount significantly in excess of $1 billion after the impairment of the Duck Creek energy center in the first quarter of 2012;

•	the effects of, or changes to, the Illinois power procurement process;

•	changes in laws and other governmental actions, including monetary, fiscal, and tax policies;

•

changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including Ameren Missouri and Ameren Energy Marketing Company;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs;

•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	the level and volatility of future prices for power in the Midwest;

•	the development of a multi-year capacity market within the Midwest Independent Transmission System Operator, Inc. (MISO) and the outcomes of MISO’s inaugural annual capacity auction in 2013;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•

disruptions of the capital markets, deterioration in our credit metrics, or other events that make our access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;

•	our assessment of our liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•

the impact of weather conditions and other natural phenomena on us and our customers, including the impacts of droughts which may cause lower river levels and could limit our energy centers’ ability to generate power;

•	the impact of system outages;

•	generation, transmission, and distribution asset construction, installation, performance, and cost recovery;

•	the effects of our increasing investment in electric transmission projects and uncertainty as to whether we will achieve our expected returns in a timely fashion, if at all;

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•	the extent to which Ameren Missouri prevails in its claims against insurers in connection with its Taum Sauk pumped-storage hydroelectric energy center incident;

•	the extent to which Ameren Missouri is permitted by its regulators to recover in rates the investments it made in connection with a proposed second unit at its Callaway Energy Center;

•

operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, decommissioning costs, and potential increased costs because of Nuclear Regulatory Commission orders to address nuclear plant readiness as a result of nuclear-related developments in Japan in 2011;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures, and any related tax implications;

•

the impact of current environmental regulations on utilities and power generating companies and new, more stringent or changing requirements, including those related to greenhouse gases, other emissions, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of our generating units, increase our costs, result in an impairment of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by our energy centers or required to satisfy energy sales made by us;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, cybersecurity attacks or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)

Reconciliation of GAAP to Core (Non-GAAP) Earnings (Loss) Attributable to Ameren Corporation

(Unaudited, in millions, except per share amounts)

				Other /	Ameren Corp.
	Ameren Missouri	Ameren Illinois	Merchant Generation	Intersegment Eliminations	Earnings (Loss)	Per Share

Three Months Ended September 30,
2012 GAAP earnings	$236	$71	$20	$47	$374	$1.54
(Increase) decrease in tax benefit related to asset impairment and annual estimated effective income tax rate	-	-	4	(47)	(43)	(0.18)
Net unrealized mark-to-market activity, (gain)	(1)	(1)	(2)	(4)	(8)	(0.03)

2012 Core (non-GAAP) earnings (loss)	$235	$70	$22	$(4)	$323	$1.33

2011 GAAP earnings (loss)	$190	$98	$(9)	$6	$285	$1.18
Asset impairment and other charges	55	-	21	-	76	0.32
Net unrealized mark-to-market activity, loss	3	1	12	4	20	0.07

2011 Core (non-GAAP) earnings	$248	$99	$24	$10	$381	$1.57

Nine Months Ended September 30,
2012 GAAP earnings (loss)	$400	$130	$(348)	$-	$182	$0.75
Asset impairment charge	-	-	377	-	377	1.55
Net unrealized mark-to-market activity, (gain) loss	(2)	(1)	3	(6)	(6)	(0.02)
(Increase) decrease in tax benefit related to asset impairment and annual estimated effective income tax rate	-	-	2	(2)	-	-

2012 Core (non-GAAP) earnings (loss)	$398	$129	$34	$(8)	$553	$2.28

2011 GAAP earnings (loss)	$301	$168	$26	$(1)	$494	$2.05
Asset impairment and other charges	55	-	22	-	77	0.32
Net unrealized mark-to-market activity, loss	3	1	8	2	14	0.05

2011 Core (non-GAAP) earnings	$359	$169	$56	$1	$585	$2.42

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating Revenues:
Electric	$1,871	$2,138	$4,694	$5,222
Gas	130	130	625	731

Total operating revenues	2,001	2,268	5,319	5,953

Operating Expenses:
Fuel	359	467	1,032	1,217
Purchased power	236	332	532	796
Gas purchased for resale	40	46	304	413
Other operations and maintenance	424	432	1,309	1,368
Asset impairments and other charges	-	124	628	126
Depreciation and amortization	188	196	582	585
Taxes other than income taxes	119	121	356	355

Total operating expenses	1,366	1,718	4,743	4,860

Operating Income	635	550	576	1,093

Other Income and Expenses:
Miscellaneous income	17	18	54	51
Miscellaneous expense	7	5	29	15

Total other income	10	13	25	36

Interest Charges	113	113	338	336

Income Before Income Taxes	532	450	263	793

Income Taxes	158	163	82	293

Net Income	374	287	181	500

Less: Net Income (Loss) Attributable to Noncontrolling Interests	-	2	(1)	6

Net Income Attributable to Ameren Corporation	$374	$285	$182	$494

Earnings per Common Share - Basic and Diluted	$1.54	$1.18	$0.75	$2.05

Average Common Shares Outstanding	242.6	241.7	242.6	241.2

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	September 30, 2012	December 31, 2011

ASSETS
Current Assets:
Cash and cash equivalents	$298	$255
Accounts receivable - trade, net	523	473
Unbilled revenue	265	324
Miscellaneous accounts and notes receivable	82	69
Materials and supplies	756	712
Mark-to-market derivative assets	134	115
Current regulatory assets	250	215
Other current assets	98	132

Total current assets	2,406	2,295

Property and Plant, Net	17,833	18,127
Investments and Other Assets:
Nuclear decommissioning trust fund	407	357
Goodwill	411	411
Intangible assets	14	7
Regulatory assets	1,655	1,603
Other assets	772	845

Total investments and other assets	3,259	3,223

TOTAL ASSETS	$23,498	$23,645

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$206	$179
Short-term debt	5	148
Accounts and wages payable	458	693
Taxes accrued	163	65
Interest accrued	145	101
Customer deposits	96	98
Mark-to-market derivative liabilities	155	161
Current regulatory liabilities	125	133
Other current liabilities	193	207

Total current liabilities	1,546	1,785

Long-term Debt, Net	6,781	6,677
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	3,385	3,315
Accumulated deferred investment tax credits	74	79
Regulatory liabilities	1,542	1,502
Asset retirement obligations	429	428
Pension and other postretirement benefits	1,152	1,344
Other deferred credits and liabilities	563	447

Total deferred credits and other liabilities	7,145	7,115

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,611	5,598
Retained earnings	2,259	2,369
Accumulated other comprehensive gain (loss)	2	(50)

Total Ameren Corporation stockholders’ equity	7,874	7,919
Noncontrolling Interests	152	149

Total equity	8,026	8,068

TOTAL LIABILITIES AND EQUITY	$23,498	$23,645

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended September 30,
	2012	2011

Cash Flows From Operating Activities:
Net income	$181	$500
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on asset impairments and other charges	628	126
Net gain on sales of properties	(11)	(12)
Net mark-to-market loss on derivatives	6	15
Depreciation and amortization	552	558
Amortization of nuclear fuel	63	51
Amortization of debt issuance costs and premium/discounts	17	17
Deferred income taxes and investment tax credits, net	40	302
Allowance for equity funds used during construction	(26)	(25)
Other	22	2
Changes in assets and liabilities:
Receivables	(19)	130
Materials and supplies	(44)	(34)
Accounts and wages payable	(157)	(192)
Taxes accrued	97	94
Assets, other	(29)	96
Liabilities, other	137	(2)
Pension and other postretirement benefits	19	(98)
Counterparty collateral, net	23	37
Premiums paid on long-term debt repurchases	(138)	-

Net cash provided by operating activities	1,361	1,565

Cash Flows From Investing Activities:
Capital expenditures	(905)	(758)
Nuclear fuel expenditures	(56)	(45)
Purchases of securities - nuclear decommissioning trust fund	(341)	(163)
Sales of securities - nuclear decommissioning trust fund	277	147
Proceeds from sales of properties	22	50
Other	(8)	18

Net cash used in investing activities	(1,011)	(751)

Cash Flows From Financing Activities:
Dividends on common stock	(284)	(279)
Dividends paid to noncontrolling interest holders	(5)	(5)
Short-term debt and credit facility repayments, net	(143)	(379)
Redemptions, repurchases, and maturities of long-term debt	(754)	(150)
Issuances:
Long-term debt	882	-
Common stock	-	49
Capital issuance costs	(7)	-
Generator advances received for construction	4	-
Repayments of generator advances received for construction	-	(73)

Net cash used in financing activities	(307)	(837)

Net change in cash and cash equivalents	43	(23)
Cash and cash equivalents at beginning of year	255	545

Cash and cash equivalents at end of period	$298	$522

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	4,031	4,144	10,352	10,935
Commercial	4,128	4,184	11,195	11,333
Industrial	2,268	2,294	6,533	6,542
Other	28	29	89	91

Native load subtotal	10,455	10,651	28,169	28,901
Off-system and wholesale	1,696	2,514	5,483	8,410

Subtotal	12,151	13,165	33,652	37,311

Ameren Illinois
Residential
Power supply and delivery service	2,720	3,641	7,735	9,361
Delivery service only	910	13	1,281	14
Commercial
Power supply and delivery service	889	1,030	2,396	2,874
Delivery service only	2,754	2,582	6,939	6,507
Industrial
Power supply and delivery service	385	393	1,167	1,112
Delivery service only	3,245	3,088	8,954	8,637
Other	139	136	400	402

Native load subtotal	11,042	10,883	28,872	28,907

Merchant Generation
Energy sales	6,623	9,108	18,790	24,001
Affiliate native energy sales	653	434	1,447	523

Subtotal	7,276	9,542	20,237	24,524

Eliminate affiliate sales	(653)	(434)	(1,447)	(523)
Eliminate Ameren Illinois/Merchant Generation common customers	(2,307)	(1,549)	(5,291)	(4,108)

Ameren Total	27,509	31,607	76,023	86,111

Electric Revenues (in millions):
Ameren Missouri
Residential	$463	$466	$1,055	$1,041
Commercial	367	373	874	874
Industrial	142	145	343	347
Other	25	25	72	49

Native load subtotal	997	1,009	2,344	2,311
Off-system and wholesale	49	90	160	281

Subtotal	$1,046	$1,099	$2,504	$2,592

Ameren Illinois
Residential
Power supply and delivery service	$281	$379	$813	$959
Delivery service only	43	-	57	-
Commercial
Power supply and delivery service	79	119	217	287
Delivery service only	61	54	136	119
Industrial
Power supply and delivery service	14	19	42	51
Delivery service only	13	13	34	33
Other	45	47	105	107

Native load subtotal	$536	$631	$1,404	$1,556

Merchant Generation
Non-affiliate energy sales	$294	$416	$788	$1,088
Affiliate native energy sales	84	66	243	160
Other	4	(1)	20	6

Subtotal	$382	$481	$1,051	$1,254

Eliminate affiliate revenues and other	(93)	(73)	(265)	(180)

Ameren Total	$1,871	$2,138	$4,694	$5,222

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Electric Generation - megawatthours (in millions):
Ameren Missouri	12.2	13.4	34.2	37.8
Merchant Generation
Ameren Energy Generating Company (Genco)	5.0	6.3	13.6	16.5
AmerenEnergy Resources Generating Company (AERG)	1.8	2.0	5.4	5.3
AmerenEnergy Medina Valley Cogen, L.L.C.	-	-	-	0.1

Subtotal	6.8	8.3	19.0	21.9

Ameren Total	19.0	21.7	53.2	59.7

Fuel Cost per kilowatthour (cents):
Ameren Missouri	1.852	1.705	1.709	1.571
Merchant Generation	2.496	2.486	2.474	2.430

Gas Sales - decatherms (in thousands):
Ameren Missouri	948	823	6,084	8,067
Ameren Illinois	6,179	5,862	48,443	57,789

Ameren Total	7,127	6,685	54,527	65,856

	September 30,	December 31,
	2012	2011
Common Stock:
Shares outstanding (in millions)	242.6	242.6
Book value per share	$32.45	$32.64

Capitalization Ratios:
Common equity	53.5%	53.4%
Preferred stock	1.0%	1.0%
Debt, net of cash	45.5%	45.6%